Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2021, with respect to the consolidated financial statements of CNFinance Holdings Limited and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Guangzhou, China
September 3, 2021